Exhibit (2)(d)(2)

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM T-1

STATEMENT OF ELIGIBILITY

UNDER THE TRUST INDENTURE ACT OF 1939

OF A CORPORATION DESIGNATED TO ACT AS TRUSTEE

☐	Check if an Application to Determine Eligibility of a Trustee Pursuant to Section 305(b)(2)

EQUINITI TRUST COMPANY, LLC

(Exact name of trustee as specified in its charter)

New York	13-3439945
(State of incorporation of organization if not a U.S. national bank)	(I.R.S. Employer Identification Number)

6201 15th Avenue, Brooklyn, New York	11219
(Address of principal executive offices)	(Zip Code)

Paul H. Kim

Equiniti Trust Company, LLC

6201 15th Avenue

Brooklyn, NY 11219

(718) 921-8183

(Name, address and telephone number of agent for service)

Carlyle Credit Income Fund

(Exact name of obligor as specified in its character)

Delaware	45-2904236
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

One Vanderbilt Avenue, Suite 3400 New York, NY	10017
(Address of principal executive offices)	(Zip Code)

Debt Securities

(Title of the Indenture Securities)

Item 1. General Information.

Furnish the following information as to the trustee:

(a)    Name and address of each examining or supervising authority to which it is subject.

New York State Department of Financial Services

One State Street

New York, NY 10004-1511

(b) Whether it is authorized to exercise corporate trust powers.

The trustee is authorized to exercise corporate trust powers.

Item 2. Affiliations with Obligor.

If the obligor is an affiliate of the trustee, describe each such affiliation.

None.

Items 3-15.

Items 3-15 are not applicable because, to the best of the trustee’s knowledge, the obligor is not in default under any indenture for which the trustee acts as trustee.

Item 16. List of Exhibits.

Exhibits identified in parentheses below, on file with the Commission, are incorporated herein by reference as an exhibit hereto, pursuant to Rule 7a-29 under the Trust Indenture Act of 1939, as amended (the “Act”) and 17 C.F.R. 229.10(d).

Exhibit	Exhibit Title

T-1.1	A copy of the Articles of Organization of the Trustee, as amended to date

T-1.2	A copy of the Certificate of Authority of the Trustee to commence business

T-1.4	Limited Liability Trust Company Agreement of the Trustee

T-1.6	The consent of the Trustee required by Section 321(b) of the Trust Indenture Act of 1939

T-1.7	A copy of the latest report of condition of the Trustee published pursuant to law or the requirements of its supervising or examining authority

SIGNATURE

Pursuant to the requirements of the Trust Indenture Act of 1939, the trustee, Equiniti Trust Company, LLC, a limited liability trust company organized and existing under the laws of the State of New York, has duly caused this statement of eligibility to be signed on its behalf by the undersigned, thereunto duly authorized, all in the City of New York, and the State of New York, on the 31st day of August, 2023.

EQUINITI TRUST COMPANY, LLC

Trustee

By:	/s/ Paul H. Kim
Name: Paul H. Kim
Title: Assistant General Counsel

EXHIBIT T-1.1

AMENDED AND RESTATED ORGANIZATION CERTIFICATE

OF AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

UNDER SECTION 8007 OF THE BANKING LAW

We, the undersigned, MARTIN G. FLANIGAN and DAVID BECKER, being respectively the President and Secretary of American Stock Transfer & Trust Company, LLC (the “Company”), do hereby certify that:

1.	The name of the Company is “American Stock Transfer & Trust Company, LLC”.

2.	The organization certificate of the Company (the “Organization Certificate”) was approved by the Office of the Superintendent of Bank of the State of New York on May 30, 2008.

3.

The Organization Certificate is hereby amended and restated (a) to change the name of the Company to “Equiniti Trust Company, LLC”, as set forth in Article FIRST; (b) to change the address of the Company’s principal office consistent with a change of location previously approved by the Office of the Superintendent of Financial Services of the State of New York on January 17, 2013, as set forth in Article SECOND; and (c) to change the term of existence of the Company to be perpetual, as set forth in Article FIFTH; and, as so amended, the Organization Certificate is hereby restated to read as herein set forth in full:

“FIRST:	The name by which the limited liability trust company is to be known is Equiniti Trust Company, LLC.

SECOND:	The place where its principal office is to be located is 6201 15th Avenue, Borough of Brooklyn, City of New York, County of Kings, and State of New York.

THIRD:	The amount of its capital contributions is to be Five Million Dollars ($5,000,000), and the number of units into which such capital contributions are to be divided is five million (5,000,000) units with a par value of $1.00 each.

FOURTH:	The limited liability trust company is to have only one class of members. Each member shall share the same relative rights, powers, preferences, limitations, and voting powers.

FIFTH:	The term of existence of the limited liability trust company is to be perpetual.

SIXTH:	The number of directors of the limited liability trust company shall not be less than seven nor more than fifteen.

SEVENTH:	The limited liability trust company is to exercise the powers conferred by Section 100 of the Banking Law. The limited liability trust company shall neither accept deposits nor make loans except for deposits and loans arising directly from the exercise of the fiduciary powers specified in Section 100 of the Banking Law.”

4.	The foregoing Amended and Restated Organization Certificate was authorized by the unanimous written consent of the sole member of the Company.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned have subscribed this Amended and Restated Organization Certificate this 30th day of June, 2023.

/s/ Martin G. Flanigan
Martin G. Flanigan, President

/s/ David Becker
David Becker, Secretary

EXHIBIT T-1.2

Whereas, the Articles of Organization of AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, of New York, New York, have heretofore been duly approved and said AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC has complied with the provisions of Chapter 2 of the Consolidated Laws,

Now Therefore I, David S. Fredsall, as Deputy Superintendent of Banks of the State of New York, do hereby authorize the said AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC to transact the business of a Limited Liability Trust Company, at 59 Maiden Lane, Borough of Manhattan, City of New York within this State.

In Witness Whereof, I have hereunto set my hand and affixed the official seal of the Banking Department, this 30th day of May in the year two thousand and eight.

/s/ David S. Fredsall
Deputy Superintendent of Banks

EXHIBIT T-1.4

LIMITED LIABILITY TRUST COMPANY AGREEMENT OF

EQUINITI TRUST COMPANY, LLC

THIS LIMITED LIABILITY TRUST COMPANY AGREEMENT (as amended, amended and restated, supplemented or modified from time to time, the “Agreement”) of Equiniti Trust Company, LLC (the “Company”) dated as of this 30th day of June, 2023 (the “Effective Date”), is entered into by Armor Holding II LLC, as the sole member of the Company (the “Member”).

ARTICLE 1

The Limited Liability Trust Company

a. Formation. The Member previously converted the Company into a limited liability trust company pursuant to the Limited Liability Company Law of the State of New York and any successor statute, as amended from time to time (the “Act”) and the Banking Law of the State of New York and any successor statute, as amended from time to time (the “Banking Law”); such conversion of the Company from a New York trust company into a New York limited liability trust company was approved by the New York Banking Board on April 17, 2008 in conformity with Section 102-a(3) of the Banking Law. The conversion to a limited liability trust company became effective on May 30, 2008, when the New York State Banking Department issued an Authorization Certificate for the converted entity.

b. Name. As of the Effective Date, the name of the Company, which was formerly known as American Stock Transfer & Trust Company, LLC, shall be “Equiniti Trust Company, LLC” and its business shall be carried on in such name with such variations and changes as the Board (as hereinafter defined) shall determine or deem necessary to comply with requirements of the jurisdictions in which the Company’s operations are conducted.

c. Business Purpose, Powers. The purposes for which the Company is formed are:

(i) to exercise the powers conferred by Section 100 of the Banking Law, including corporate trust powers; personal trust powers; pension trust powers for tax-qualified pension trusts and retirement plans; and common or collective trust powers; provided, however, that the Company shall neither accept deposits nor make loans except for deposits and loans arising directly from the exercise of its fiduciary powers as specified in this Section 1(c); and

(ii) in furtherance of the foregoing, to engage in any lawful act or activity for which limited liability trust companies may be formed under the Banking Law.

d. Registered Office and Agent. The Secretary of State is designated as agent of the limited liability company upon whom process against it may be served. The post office address within or without this state to which the Secretary of State shall mail a copy of any process against the limited liability company served upon him or her is 6201 15th Avenue, Brooklyn, New York 11219.

e. Term. Subject to the provisions of Article 6 below, the Company shall continue until December 31, 2040, unless the Members agree to extend such date.

ARTICLE 2

The Member

a. The Member. The name and address of the Member is as follows:

Name	Address
Armor Holding II LLC	48 Wall Street, 22nd Floor New York, NY 10005

b. Actions by the Member: Meetings. All actions taken by the Member must be duly authorized by the board of managers of the Member (the “Member’s Board”). Subject to the foregoing sentence, the Member may approve a matter or take any action at a meeting or without a meeting by the written consent of the Member. Meetings of the Member may be called at any time by the Member.

c. Liability of the Member. All debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member, except as otherwise provided for by law.

d. Power to Bind the Company. Except as required by the Act or the Banking Law, the Member (acting in its capacity as such) shall have no authority to bind the Company to any third party with respect to any matter.

e. Admission of Members. New members shall be admitted only upon the prior written approval of the Member.

f. Engagement of Third Parties. The Company, may, from time to time, employ any Person or engage third parties to render services to the Company on such terms and for such compensation as the Member may reasonably determine, including, attorneys, investment consultants, brokers or finders, independent auditors and printers. Such employees and third parties may be affiliates of any Member. Persons retained, engaged or employed by the Company may also be engaged, retained or employed by and act on behalf of one or more Member or any of their respective affiliates.

ARTICLE 3

The Board

a. Management By Board of Managers.

(i) Subject to such matters which are expressly reserved hereunder, under the Act, or under the Banking Law to the Member for decision, the business and affairs of the Company shall be managed by a board of managers (the “Board”), which shall be responsible for policy setting, approving the overall direction of the Company and making all decisions affecting the business and affairs of the Company. In accordance with Section 7002 of the Banking Law, the Board shall consist of seven (7) to fifteen (15) individuals (the “Managers”); provided, that there shall be no fewer than three (3) independent Managers at all times. Such Managers shall be determined from time to time by resolution of the Member.

(ii) Each Manager shall be elected by the Member and shall serve until his or her successor has been duly elected and qualified, or until his or her earlier removal, resignation, death or disability. The Member may remove any Manager from the Board or from any other capacity with the Company at any time, with or without cause. A Manager may resign at any time upon written notice to the Member.

(iii) Any vacancy occurring on the Board as a result of the resignation, removal, death or disability of a Manager or an increase in the size of the Board shall be filled by the Member. A Manager chosen to fill a vacancy resulting from the resignation, removal, death or disability of a Manager shall serve the unexpired term of his or her predecessor in office.

b. Action By the Board.

(i) In accordance with Section 7010 of the Banking Law, a regular meeting of the Board shall be held at least ten (10) times a year; provided, however, that during any three (3) consecutive months, the Board shall meet at least twice. Each Manager may call a meeting of the Board upon two (2) days’ prior written notice to each Manager. The presence of a majority of the Managers then in office shall constitute a quorum at any meeting of the Board. All actions of the Board shall require the affirmative vote of a majority of the Managers then in office.

(ii) Meetings of the Board may be conducted in person or by conference telephone facilities. Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if such number of Managers sufficient to approve such action pursuant to the terms of this Agreement consent thereto in writing. Notice of any meeting may be waived by any Manager.

c. Power to Bind Company. None of the Managers (acting in their capacity as such) shall have authority to bind the Company to any third party with respect to any matter unless the Board shall have approved such matter and authorized such Manager(s) to bind the Company with respect thereto.

d. Officers and Related Persons.

(i) The Board shall have the authority to appoint and terminate officers of the Company and retain and terminate employees, agents and consultants of the Company. The Board, to the extent permitted by applicable law and as provided in any resolution of the Board, may, from time to time in its sole and absolute discretion and without limitation, delegate such duties or any or all of its authority, rights and/or obligations, to any one or more officers, employees, agents, consultants or other duly authorized representatives of the Company as the Board deems appropriate, including the power, acting individually or jointly, to represent and bind the Company in all matters in accordance with the scope of their respective duties.

ARTICLE 4

Capital Structure and Contributions

a. Capital Structure. The capital structure of the Company shall consist of one class of common interests, par value $1.00 (the “Common Interests”). Each Common Interest shall entitle its holder to one vote per Common Interest on each matter on which the Member shall be entitled to vote. All Common Interests shall be identical with each other in every respect. The Company shall be authorized to issue 5,000,000 Common Interests. The Member shall own all of the Common Interests issued and outstanding.

b. Capital Contributions. From time to time, the Board may determine that the Company requires capital and may request the Member to make capital contribution(s) in an amount determined by the Board. A capital account shall be maintained for the Member, to which contributions and profits shall be credited and against which distributions and losses shall be charged.

c. Right to Issue Certificates. The ownership of a Common Interest by a Member shall be evidenced by a certificate (a “Certificate”) issued by the Company. All Common Interests in the Company shall be securities governed by Article 8 of the Uniform Commercial Code as in effect from time to time in any jurisdiction, including without limitation the State of New York.

d. Form of Certificates. Certificates attesting to the ownership of Common Interests in the Company shall be in substantially the form set forth in Exhibit A hereto and shall state that the

Company is a limited liability trust company formed under the laws of the State of New York, the name of the Member to whom such Certificate is issued and that the Certificate represents limited liability trust company interests within the meaning of the Act and the Banking Law. Each Certificate shall bear the following legend:

“THIS CERTIFICATE EVIDENCES COMMON INTERESTS IN EQUINITI TRUST COMPANY, LLC (THE “COMPANY”) AND SHALL BE A SECURITY FOR PURPOSES OF ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE. THE COMMON INTERESTS REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF THE LIMITED LIABILITY TRUST COMPANY AGREEMENT OF THE COMPANY DATED AS OF JUNE 30, 2023 (AS MAY BE AMENDED, RESTATED, AMENDED AND RESTATED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “LLTC AGREEMENT”). A COPY OF THE LLTC AGREEMENT WILL BE FURNISHED TO THE RECORD HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS.”

e. Execution. Each Certificate shall be signed by the Chief Executive Officer, the President, the Secretary, an Assistant Secretary or other authorized officer or person of the Company by either manual or facsimile signature.

f. Registrar. The Company shall maintain an office where Certificates may be presented for registration of transfer or for exchange. Unless otherwise designated, the Secretary of the Company shall act as registrar and shall keep a register of the Certificates and of their transfer and exchange.

g. Issuance. The Certificates of the Company shall be numbered and registered in the interest register or transfer books of the Company as they are issued.

h. Common Interest Holder Lists. The Company shall preserve in ax current a form as is reasonably practicable the most recent list available to it of the names and addresses of all holders of Common Interests.

i. Transfer and Exchange. When Certificates are presented to the Company with a request to register a transfer, the Company shall register the transfer or make the exchange on the register or transfer books of the Company; provided, that any Certificates presented or surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer in form satisfactory to the Company duly executed by the holder thereof or his attorney duly authorized in writing. Notwithstanding the foregoing, the Company shall not be required to register the transfer, or exchange. any Certificate if as a result the transfer of the Common Interest at issue would cause the Company or the Member to violate the Securities Act, the Exchange Act, the Investment Company Act, or the laws, rules, regulations, orders and other directives of any government or governmental or regulatory body thereof, whether federal, state or local, or otherwise violate the terms of this Agreement.

j. Record Holder. Except to the extent that the Company shall have received written notice of an assignment of Common Interests and such assignment complies with the requirements of Section 7(a) of this Agreement, the Company shall be entitled to treat the individual or entity in whose name any Certificates issued by the Company stand on the books of the Company as the absolute owner thereof, and shall not be bound to recognize any equitable or other claim to, or interest in, such Common Interests on the part of any other individual or entity.

k. Replacement Certificates. If any mutilated Certificate is surrendered to the Company, or the Company receives evidence to its satisfaction of the destruction, loss or theft of any Certificate, the Company shall issue a replacement Certificate if the requirements of Section 8-405 of the Uniform Commercial Code are met. If required by the Company, an indemnity and/or the deposit of a bond in such form and in such sum, and with such surety or sureties as the Company may direct, must be supplied by the holder of such lost, destroyed or stolen Certificate that is sufficient in the judgment of the Company to protect the Company from any loss that it may suffer if a Certificate is replaced. The Company may charge for its expenses incurred in connection with replacing a Certificate.

ARTICLE 5

Profits, Losses and Distributions

a. Profits and Losses. For financial accounting and tax purposes, the Company’s net profits or net losses shall be determined on an annual basis in accordance with the manner determined by the Board. In each year, profits and losses shall be allocated entirely to the Member.

b. Distributions. The Board shall determine profits available for distribution and the amount, if any, to be distributed to the Member, and shall authorize and distribute on the Common Interests, the determined amount when, as and if declared by the Board. The distributions of the Company shall be allocated entirely to the Member, provided, however, such distributions are in accordance with the Banking Law.

ARTICLE 6

Events of Dissolution

The Company shall be dissolved and its affairs wound up only upon the occurrence of any of the following events (each, an “Event of Dissolution”):

a. The Board votes for dissolution; or

b. A dissolution of the Company under Section 102-a(2) of the Banking Law or Section 701 of the Act.

ARTICLE 7

Transfer of Interests in the Company

The Member may sell, assign, transfer, convey, gift, exchange or otherwise dispose of any or all of its Common Interests and, upon receipt by the Company of a written agreement executed by the person or entity to whom such Common Interests are to be transferred agreeing to be bound by the terms of this Agreement, such person shall be admitted as a member.

ARTICLE 8

Exculpation and indemnification

a. Exculpation. The Member shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Act or Banking Law. Notwithstanding any other provisions of this Agreement, whether express or implied, or any obligation or duty at law or in equity, none of the Member, Managers, or any officers, directors, stockholders, partners, employees, affiliates, representatives or agents of any of the foregoing, nor any officer, employee, representative or agent of the Company (individually, a “Covered Person” and, collectively, the “Covered Persons”) shall be liable to the Company or any other person for any act or omission (in relation to the Company, its property or the conduct of its business or affairs, this Agreement, any related document or any transaction or investment contemplated hereby or thereby) taken or omitted by a Covered Person in the reasonable belief that such act or omission is in or is not contrary to the best interests of the Company and is within the scope of authority granted to such Covered Person by the Agreement, provided such act or omission does not constitute fraud, willful misconduct, bad faith, or gross negligence.

b. Indemnification. To the fullest extent permitted by law, the Company shall indemnify and hold harmless each Covered Person from and against any and all losses, claims, demands, liabilities, expenses, judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative (“Claims”), in which the Covered Person may be involved, or threatened to be involved, as a party or otherwise, by reason of its management of the affairs of the Company or which relates to or arises out of the Company or its property, business or affairs. A Covered Person shall not be entitled to indemnification under this Section 8 with respect to (i) any Claim with respect to which such Covered Person has engaged in fraud, willful misconduct, bad faith or gross negligence or (ii) any Claim initiated by such Covered Person unless such Claim (or part thereof) (A) was brought to enforce such Covered Person’s rights to indemnification hereunder or (B) was authorized or consented to by the Board. Expenses incurred by a Covered Person in defending any Claim shall be paid by the Company in advance of the final disposition of such Claim upon receipt by the Company of an undertaking by or on behalf of such Covered Person to repay such amount if it shall be ultimately determined that such Covered Person is not entitled to be indemnified by the Company as authorized by this Article 8.

c. Insurance. The Board in its discretion shall have the power to cause the Company to purchase and maintain insurance in accordance with, and subject to, the Act and Banking Law.

d. Amendments. Any repeal or modification of this Article 8 by the Member shall not adversely affect any rights of such Covered Person pursuant to this Article 8, including the right to indemnification and to the advancement of expenses of a Covered Person existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

ARTICLE 9

Miscellaneous

a. Tax Treatment. Unless otherwise determined by the Member, the Company shall be a disregarded entity for U.S. federal income tax purposes (as well as for any analogous state or local tax purposes), and the Member and the Company shall timely make any and all necessary elections and filings for the Company to be treated as a disregarded entity for U.S. federal income tax purposes (as well as for any analogous state or local tax purposes).

b. Amendments. Amendments to this Agreement and to the Certificate of Formation shall be approved in writing by the Member. An amendment shall become effective as of the date specified in the approval of the Member or if none is specified as of the date of such approval or as otherwise provided in the Act.

c. Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision shall be ineffective to the extent of such invalidity or unenforceability; provided, however, that the remaining provisions will continue in full force without being impaired or invalidated in any way unless such invalid or unenforceable provision or clause shall be so significant as to materially affect the expectations of the Member regarding this Agreement. Otherwise, any invalid or unenforceable provision shall be replaced by the Member with a valid provision which most closely approximates the intent and economic effect of the invalid or unenforceable provision.

d. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the principles of conflicts of laws thereof.

e. Limited Liability Trust Company. The Member intends to form a limited liability trust company and does not intend to form a partnership under the laws of the State of New York or any other laws.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the date first written above.

ARMOR HOLDING II LLC, as sole member

By:	/s/ Martin G. Flanigan
Name: Martin G. Flanigan
Title: Authorized Signatory

EXHIBIT A

[FORM OF CERTIFICATE]

Number [*]	Common Interests: [*]

EQUINITI TRUST COMPANY, LLC

a limited liability trust company formed under the laws of the State of New York

Limited Liability Trust Company Common Interest

[Legend]

THIS CERTIFICATE EVIDENCES COMMON INTERESTS IN EQUINITI TRUST COMPANY, LLC (THE “COMPANY”) AND SHALL BE A SECURITY FOR PURPOSES OF ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE. THE COMMON INTERESTS REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF THE LIMITED LIABILITY TRUST COMPANY AGREEMENT OF THE COMPANY DATED AS OF JUNE 30, 2023 (AS MAY BE AMENDED, RESTATED, AMENDED AND RESTATED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “LLTC AGREEMENT”). A COPY OF THE LLTC AGREEMENT WILL BE FURNISHED TO THE RECORD HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS.

This Certifies that                                                           is the owner of                  fully paid and non-assessable Common Interests of the above-named Company and is entitled to the full benefits and privileges of such Common Interest, subject to the duties and obligations, as more fully set forth in the LLTC Agreement. This Certificate is transferable on the books of the Company by the holder hereof in person or by duly authorized attorney upon surrender of this Certificate properly endorsed.

IN WITNESS WHEREOF, the said Limited Liability Company has caused this Certificate, and the Common Interest it represents, to be signed by its duly authorized officer this      day of             , 20    .

By:
[Name]
[Title]

EXHIBIT T-1.6

[●], 2023

Securities and Exchange Commission

Washington, DC 20549

Gentlemen:

Pursuant to the provisions of Section 321 (b) of the Trust Indenture Act of 1939, and subject to the limitations therein contained, Equiniti Trust Company, LLC hereby consents that reports of examinations of said corporation by Federal, State, Territorial or District authorities may be furnished by such authorities to you upon request therefor.

Very truly yours,

EQUIINITI TRUST COMPANY, LLC

By:	/s/ Paul H. Kim
Name: Paul H. Kim
Title: Assistant General Counsel

EXHIBIT T-1.7

American Stock Transfer & Trust Company, LLC - FDIC Certificate Number: 27156

Consolidated Report of Condition for Insured Banks and Savings Associations for June 30, 2023	FFIEC 051 Page 14 of 63 RC-1

All schedules are to be reported in thousands of dollars. Unless otherwise indicated, report the amount outstanding as of the last business day of the quarter.

Schedule RC—Balance Sheet

	Dollar Amounts in Thousands		RCON	Amount
Assets
1. Cash and balances due from depository institutions:
a. Noninterest-bearing balances and currency and coin (1)			0081	57	1.a.
b. Interest-bearing balances (2)			0071	19,871	1.b.
2. Securities:
a. Held-to-maturity securities (from Schedule RC-B, column A) (3)			JJ34	0	2.a.
b. Available-for-sale debt securities (from Schedule RC-B, column D)			1773	0	2.b.
c. Equity securities with readily determinable fair values not held for trading (4)			JA22	0	2.c.
3. Federal funds sold and securities purchased under agreements to resell:
a. Federal funds sold			B987	0	3.a.
b. Securities purchased under agreements to resell (5,6)			B989	0	3.b
4. Loans and lease financing receivables (from Schedule RC-C):
a. Loans and leases held for sale			5369	0	4.a.
b. Loans and leases held for investment	B528	0			4.b.
c. LESS: Allowance for loan and lease losses (7)	3123	0			4.c.
d. Loans and leases held for investment, net of allowance (item 4.b minus 4.c)			B529	0	4.d.
5. Trading assets.			3545	0	5.
6. Premises and fixed assets (including capitalized leases)			2145	8,198	6.
7. Other real estate owned (from Schedule RC-M)			2150	0	7.
8. Investments in unconsolidated subsidiaries and associated companies			2130	0	8.
9. Direct and indirect investments in real estate ventures			3656	0	9.
10. Intangible assets (from Schedule RC-M)			2143	355,478	10.
11. Other assets (from Schedule RC-F) (6)			2160	53,630	11.
12. Total assets (sum of items 1 through 11)			2170	437,234	12.
Liabilities
13. Deposits:
a. In domestic offices (sum of totals of columns A and C from Schedule RC-E)			2200	0	13.a.
(1) Noninterest-bearing (8)	6631	0			13.a.1.
(2) Interest-bearing	6636	0			13.a.2.
b. Not applicable
14. Federal funds purchased and securities sold under agreements to repurchase:
a. Federal funds purchased (9)			B993	0	14.a.
b. Securities sold under agreements to repurchase (10)			B995	0	14.b.
15. Trading liabilities			3548	0	15.
16. Other borrowed money (includes mortgage indebtedness) (from Schedule RC-M)			3190	4,014	16.
17. and 18. Not applicable
19. Subordinated notes and debentures (11)			3200	0	19.

1	Includes cash items in process of collection and unposted debits.
2	Includes time certificates of deposit not held for trading.
3

Institutions that have adopted ASU 2016-13 should report in item 2.a amounts net of any applicable allowance for credit losses, and item 2.a should equal Schedule RC-B, item 8, column A, less Schedule RI-B, Part II, item 7, column B.

4

Item 2.c is to be completed by all institutions. See the instructions for this item and the Glossary entry for “Securities Activities” for further detail on accounting for investments in equity securities.

5	Includes all securities resale agreements, regardless of maturity.
6	Institutions that have adopted ASU 2016-13 should report in items 3.b and 11 amounts net of any applicable allowance for credit losses.
7	Institutions that have adopted ASU 2016-13 should report in item 4.c the allowance for credit losses on loans and leases.
8	Includes noninterest-bearing, demand, time, and savings deposits.
9	Report overnight Federal Home Loan Bank advances in Schedule RC, item 16, “Other borrowed money.”
10	Includes all securities repurchase agreements, regardless of maturity.
11	Includes limited-life preferred stock and related surplus.

Reporting Period: June 30, 2023

American Stock Transfer & Trust Company, LLC - FDIC Certificate Number: 27156

Schedule RC—Continued	FFIEC 051 Page 15 of 63 RC-2

	Dollar Amounts in Thousands	RCON	Amount
Liabilities—continued
20. Other liabilities (from Schedule RC-G)		2930	19,124	20.
21. Total liabilities (sum of items 13 through 20)		2948	23,138	21.
22. Not applicable

Equity Capital
Bank Equity Capital
23. Perpetual preferred stock and related surplus		3838	0	23.
24. Common stock		3230	1,016,913	24.
25. Surplus (excludes all surplus related to preferred stock)		3839	0	25.
26. a. Retained earnings		3632	(602,817)	26.a.
b. Accumulated other comprehensive income (1)		B530	0	26.b.
c. Other equity capital components (2)		A130	0	26.c.
27. a. Total bank equity capital (sum of items 23 through 26.c)		3210	414,096	27.a.
b. Noncontrolling (minority) interests in consolidated subsidiaries		3000	0	27.b.
28. Total equity capital (sum of terms 27.a and 27.b)		G105	414,096	28.
29. Total liabilities and equity capital (sum of items 21 and 28)		3300	437,234	29.

Memoranda

To be reported with the March Report of Condition.

1. Indicate in the box at the right the number of the statement below that best describes the most comprehensive level of auditing work performed for the bank by independent external auditors as of any date during 2022	RCON	Number
	6724	NR	M.1.

1a =

An integrated audit of the reporting institution’s financial statements and its internal control over financial reporting conducted in accordance with the standards of the American Institute of Certified Public Accountants (AICPA) or the Public Company Accounting Oversight Board (PCAOB) by an independent public accountant that submits a report on the institution

1b =

An audit of the reporting institution’s financial statements only conducted in accordance with the auditing standards of the AICPA or the PCAOB by an independent public accountant that submits a report on the institution

2a =

An integrated audit of the reporting institution’s parent holding company’s consolidated financial statements and its internal control over financial reporting conducted in accordance with the standards of the AICPA or the PCAOB by an independent public accountant that submits a report on the consolidated holding company (but not on the institution separately)

2b =

An audit of the reporting institution’s parent holding company’s consolidated financial statements only conducted in accordance with the auditing standards of the AICPA or the PCAOB by an independent public accountant that submits a report on the consolidated holding company (but not on the institution separately)

3 =	This number is not to be used

4 =	Directors’ examination of the bank conducted in accordance with generally accepted auditing standards by a certified public accounting firm (may be required by state-chartering authority)

5 =	Directors’ examination of the bank performed by other external auditors (may be required by state-chartering authority)

6 =	Review of the bank’s financial statements by external auditors

7 =	Compilation of the bank’s financial statements by external auditors

8 =	Other audit procedures (excluding tax preparation work)

9 =	No external audit work

To be reported with the March Report of Condition.

	RCON	Date
2. Bank’s fiscal year-end date (report the date in MMDD format)	8678	NR	M.2.

1

Includes, but is not limited to, net unrealized holding gains (losses) on available-for-sale securities, accumulated net gains (losses) on cash flow hedges, and accumulated defined benefit pension and other postretirement plan adjustments.

2	Includes treasury stock and unearned Employee Stock Ownership Plan shares.

Reporting Period: June 30, 2023